Exhibit 10.2

Transition Agreement

This Agreement (“Agreement”), dated as of January 11, 2019 is by and between mPhase Technologies, Inc., a New Jersey corporation (the “Company”) and Anshu Bhatnagar (the “Executive”) with an effective date of January 11, 2019 (the “Effective Date”). The Company and the Executive are referred to each individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to employ and retain the Executive and the Executive desires to be employed by the Company under the terms outlined below:

1.	Employment.

(a)	The Executive will begin employment with the Company as its Chief Executive Officer as of the Effective Date and will execute a separate employment agreement with the Company.

(b)	As initial compensation, the Executive shall receive restricted shares of common stock of the Company equal to 20% or 13,109,494,031 (“Signing Shares”) on the Effective Date.

(c)	In addition, the Executive shall be entitled to receive warrants to acquire 4% of the outstanding fully diluted common stock of the Company (the “Earned Warrants”) each time the Company’s revenue increases by $1,000,000. The exercise price of the Earned Warrants shall be equal to .0001/share. The Earned Warrants will vest within five (5) business days of the filing of the Company’s Quarterly Report on Form 10-Q with the SEC reflecting its revenue for the prior fiscal quarter. Notwithstanding anything to the contrary contained herein, Executive may not receive shares whereby Signing Shares and Earned Warrants exceed 80% of the fully diluted common stock of the Company (“Warrant Cap”).

(d)	In addition to the Earned Warrants, Executive shall immediately receive the remaining amount of warrants necessary to acquire up to 80% of the outstanding fully diluted common stock of the Company (“Accelerated Warrants”) when Executive either:

a.	completes a stock or asset purchase of Scepter Commodities LLC or

b.	a stock or asset purchase of any other entity, either of which, in the aggregate, together with prior revenue increases achieved by the Company, shall result in the consolidated revenues of the Company being not less than $15,000,000 or

c.	growing a similar business organically to include contracts generating revenues in excess of $15,000,000 or

d.	The Company meets the listing requirement of either the NYSE or NASDAQ on the filing of a Form 10Q.

(e)	Executive shall enter into an Employment Agreement with the Company which, subsequent to the Executive earning 80% of the common stock of the Company, shall set forth such additional compensation as approved by the Company’s newly appointed Board of Directors.

(f)	Executive agrees that not later than 90 days from the date hereof under the supervision of Mr. Ronald Durando, on behalf and at the expense of the Company, will cause the Company to draft and file with the Securities and Exchange Commission a Registration Statement on Form S-1 registering all of the shares of Common Stock of the Company held by the prior officers, directors, consultants and Related Parties.

2.	Board & Managements Transition Period Operational Guidelines.

(a)	As of the Effective Date, the Company’s directors except Mr. Durando will resign from their positions as Board members of the Company.

(b)	As of the Effective Date, Executive and one other person designated by Executive will be nominated and approved as Board members by the existing Board of Directors of the Company. Executive will serve as Chairman of the Board.

(c)	Mr. Durando shall resign as Director of the Company on the later of (1) 90 days from January 1, 2019 or (2) the date that Executive has earned the right to acquire 50% of the Common Stock of the Company or (3) any other time mutually agreed upon.

(d)	Company will issue Executive 1000 Preferred A Shares for voting purposes.

3.	Conditions Required of the Company Prior to the Effective Date.

(a)	Company shall execute Executive’s Employment Agreement and Warrant Agreement and appoint the Executive and his designated Director to the Company’s Board of Directors of the Company.

(b)	Company shall establish the following settlement reserves:

1.	9,839,800,000 shares of Common Stock of the Company as per Section 2 (a) of the Reserve Agreement dated January 11, 2019 to settle the Fife forbearance agreement, JMJ Financial, Inc., MH Investment Trust, PowerUp Lending Ltd, as well as other liabilities satisfactory to the Executive and the Company;

2.	The Company shall also reserve of 2,660,200,000 shares of Common Stock of the Company as per Section 2 (b) of the Reserve Agreement dated January 11, 2019 for the conversion of payable to officers, directors, investors and related parties.

3.	2,500,000,000 shares of common stock as per section 2 (c) to be sold at a price, not less than $.00005 per share in periodic Private Placements, pursuant to Section 4(a)(2) of the Act, to pay ongoing operations of the Company through December 31, 2019.

To the extent Company does not eliminate the above-mentioned liabilities within six months of the Effective Date, the Warrant Cap shall increase be increased by an amount of shares at a price of $.00005 equal to the amount of remaining liability.

4.	In addition: Company shall deliver to Executive, certified transfer sheets (or make same available through the transfer agent) as well as all corporate books and records and supporting documentation with respect to its audits.

5.	All officers and employees shall resign from the Company in all current capacities, with no further compensation due under their existing employment agreements and release Company of any payroll and employment related liabilities.

6.	Executive agrees that no other financing other than described in this agreement will take place below .0001/share for a period of three years.

4.	Compliance with the Securities Laws. The Company acknowledges that it and the Company’s officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed transaction, come into possession of material non-public information. Accordingly, the Company will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction contemplated hereby while in possession of any such material, non-public information.

5.	Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to affect the transaction described herein.

The terms herein contained are intended to be legally binding on the Parties hereto. The Agreement shall be construed, enforced, and governed under the internal laws of the State of New York without giving effect to any choice of law provision or rule of any other jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Agreed and Accepted:

Executive

By:	/s/ Anshu Bhatnagar
Name:	Anshu Bhatnagar

Date:	1-11-19

mPhase Technologies, Inc.

By:	/s/ Ronald Durando
Name:	Ronald Durando
Title:	Chief Executive Officer

Date:	1-11-19